                                                                    Exhibit 99.2








            =============================================================



                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                          LUND INTERNATIONAL HOLDINGS, INC.,

                           ZEPHYROS ACQUISITION CORPORATION

                                         AND

                             DEFLECTA-SHIELD CORPORATION




                            DATED AS OF NOVEMBER 25, 1997



            =============================================================

                             AGREEMENT AND PLAN OF MERGER
                             ----------------------------

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I     THE OFFER.....................................................  2
    SECTION 1.1    The Offer................................................  2
    SECTION 1.2    Action by the Company....................................  4
    SECTION 1.3    Directors................................................  5
    SECTION 1.4    The Merger...............................................  6
    SECTION 1.5    Effective Time...........................................  7
    SECTION 1.6    Closing..................................................  7
    SECTION 1.7    Directors and Officers of the Surviving Corporation......  7
    SECTION 1.8    Effect of the Merger.....................................  7
    SECTION 1.9    Subsequent Actions.......................................  7
    SECTION 1.10   Certificate of Incorporation; By-Laws....................  8
    SECTION 1.11   Stockholders' Meeting....................................  8
    SECTION 1.12   Merger Without Meeting of Stockholders...................  9

ARTICLE II    CONVERSION OF SECURITIES......................................  9
    SECTION 2.1    Conversion of Securities.................................  9
    SECTION 2.2    Dissenting Shares........................................ 10
    SECTION 2.3    Surrender of Shares; Stock Transfer Books................ 10
    SECTION 2.4    Stock Plans.............................................. 12

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. 13
    SECTION 3.1    Organization and Qualification........................... 13
    SECTION 3.2    Capitalization........................................... 13
    SECTION 3.3    Subsidiaries............................................. 14
    SECTION 3.4    Authorization............................................ 15
    SECTION 3.5    SEC Documents............................................ 15
    SECTION 3.6    No Conflicts............................................. 16
    SECTION 3.7    Financial Statements..................................... 16
    SECTION 3.8    No Undisclosed Liabilities............................... 17
    SECTION 3.9    Absence of Certain Changes or Events..................... 17
    SECTION 3.10   Tax Matters.............................................. 17
    SECTION 3.11   Litigation............................................... 19
    SECTION 3.12   ERISA Compliance......................................... 19
    SECTION 3.13   Environmental Matters.................................... 21
    SECTION 3.14   Real Property and Leased Property........................ 21
    SECTION 3.15   Change of Control Payments; Takeover Restrictions........ 22

                                                                            Page
                                                                            ----

    SECTION 3.16   Intellectual Property.................................... 22
    SECTION 3.17   Contracts................................................ 23
    SECTION 3.18   Compliance with Laws..................................... 23
    SECTION 3.19   Insurance Coverage....................................... 23
    SECTION 3.20   Personnel; Labor Relations............................... 24
    SECTION 3.21   Customers................................................ 24
    SECTION 3.22   Brokers and Finders...................................... 25
    SECTION 3.23   Opinion of Financial Advisor............................. 25

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER........ 25
    SECTION 4.1    Organization and Power................................... 25
    SECTION 4.2    Authorization............................................ 26
    SECTION 4.3    No Conflicts............................................. 26
    SECTION 4.4    Consents and Approvals................................... 26
    SECTION 4.5    Financing of the Offer and the Merger.................... 26
    SECTION 4.6    No Obligation to Make a Hart-Scott-Rodino Filing......... 26
    SECTION 4.7    Finder's Fees............................................ 27

ARTICLE V     CONDUCT OF BUSINESS PENDING THE MERGER........................ 27
    SECTION 5.1    Interim Operations of the Company........................ 27
    SECTION 5.2    Takeover Proposals....................................... 30
    SECTION 5.3    No Solicitation.......................................... 31

ARTICLE VI    ADDITIONAL AGREEMENTS......................................... 32
    SECTION 6.1    Proxy Statement.......................................... 32
    SECTION 6.2    Meeting of Stockholders of the Company................... 32
    SECTION 6.3    Additional Agreements.................................... 33
    SECTION 6.4    Notification of Certain Matters.......................... 33
    SECTION 6.5    Access; Confidentiality.................................. 33
    SECTION 6.6    Publicity................................................ 34
    SECTION 6.7    Directors' and Officers' Insurance and Indemnification... 35
    SECTION 6.8    Employee Benefits........................................ 37
    SECTION 6.9    Purchaser Compliance..................................... 38
    SECTION 6.10   Best Efforts............................................. 38

ARTICLE VII   CONDITIONS.................................................... 39
    SECTION 7.1    Conditions to Each Party's Obligation to Effect the
                   Merger................................................... 39


ARTICLE VIII  TERMINATION................................................... 39
    SECTION 8.1    Termination.............................................. 39

                                                                            Page
                                                                            ----

    SECTION 8.2    Effect of Termination.................................... 41

ARTICLE IX    GENERAL PROVISIONS............................................ 42
    SECTION 9.1    Amendment................................................ 42
    SECTION 9.2    Waiver................................................... 42
    SECTION 9.3    Non-Survival of Representations and Warranties........... 42
    SECTION 9.4    Notices.................................................. 43
    SECTION 9.5    Headings................................................. 43
    SECTION 9.6    Exhibits, Schedules and Annexes.......................... 44
    SECTION 9.7    Counterparts............................................. 44
    SECTION 9.8    Governing Law............................................ 44
    SECTION 9.9    Pronouns................................................. 44
    SECTION 9.10   Time Periods............................................. 44
    SECTION 9.11   No Strict Construction................................... 44
    SECTION 9.12   Entire Agreement......................................... 44
    SECTION 9.13   Severability............................................. 45
    SECTION 9.14   Successors and Assigns................................... 45
    SECTION 9.15   Fees and Expenses........................................ 45

ANNEX I

    Conditions of the Offer...............................................  A-1


ANNEX II

    Form of Stockholder Agreement...........................................B-1


EXHIBITS

    Exhibit 6.6 - Form of Press Release

    Exhibit 8.2 - Wire Transfer Instructions



                                INDEX OF DEFINED TERMS
                                ----------------------


TERM                                                                    LOCATION
----                                                                    --------

Affidavit of Loss.........................................................2.3(e)
Agreement...............................................................Preamble
Appointment Date............................................................ 5.1
Benefit Plan.............................................................3.12(a)
Board of Directors......................................................Recitals
Certificates..............................................................2.3(b)
Closing......................................................................1.6
Closing Date.................................................................1.6
Code.....................................................................3.12(a)
Common Stock..............................................................3.2(a)
Company.................................................................Preamble
Company Agreements...........................................................3.6
Company Letter.......................................................Article III
Confidentiality Agreement.................................................6.5(a)
D&O Insurance.............................................................6.7(c)
Delaware Law............................................................Recitals
Dissenting Shares.........................................................2.2(a)
Effective Time...............................................................1.5
Encumbrances.............................................................3.14(a)
ERISA....................................................................3.12(a)
ERISA Affiliate..........................................................3.12(a)
Exchange Agent............................................................2.3(a)
Exchange Act..............................................................1.1(a)
Expense Reimbursement Amount..............................................8.2(c)
Financial Statements.........................................................3.7
GAAP......................................................................3.2(b)
Governmental Entity..........................................................3.6
HSR Act......................................................................4.6
Indemnified Person(s).....................................................6.7(a)
Independent Directors.....................................................1.3(c)
Intellectual Property.......................................................3.16
Leased Property..........................................................3.14(b)
Material Adverse Effect...................................................3.1(b)
Merger.......................................................................1.4
Merger Consideration......................................................2.l(a)
Minimum Condition.........................................................1.1(a)
1997 Premium..............................................................6.7(c)
1996 Fiscal Year............................................................3.21
Notice of Superior Proposal...............................................5.3(b)

Offer...................................................................Recitals
Offer Documents...........................................................1.l(b)
Offer Price.............................................................Recitals
Offer to Purchase.........................................................1.1(a)
Options......................................................................2.4
Other Intellectual Property.................................................3.16
Parent..................................................................Preamble
Permitted Encumbrance....................................................3.14(a)
Person....................................................................2.3(d)
Preferred Stock...........................................................3.2(a)
Purchaser...............................................................Preamble
Proxy Statement......................................................1.11(a)(ii)
Real Property............................................................3.14(a)
Registered Intellectual Property............................................3.16
Schedule 14D-1............................................................1.1(b)
Schedule 14D-9............................................................1.2(b)
SEC.......................................................................1.l(b)
SEC Documents.............................................................3.5(a)
Securities Act............................................................3.5(a)
Shares..................................................................Recitals
Special Meeting.......................................................1.11(a)(i)
Stock Plans..................................................................2.4
Stockholder Agreements..................................................Recitals
Subsidiary...................................................................3.3
Superior Proposal.........................................................5.3(b)
Surviving Corporation........................................................1.4
Takeover Proposal............................................................5.2
Tax...................................................................3.10(f)(i)
Taxable...............................................................3.10(f)(i)
Taxes.................................................................3.10(f)(i)
Tax Return...........................................................3.10(f)(ii)
Termination Fee...........................................................8.2(c)
U.S. Court..................................................................3.11
WARN Act....................................................................3.20
Wasserstein.................................................................3.23
Trailmaster Options..........................................................2.4

                             AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 25, 1997, among Lund International Holdings, Inc., a Delaware corporation ("Parent"), Zephyros Acquisition Corporation., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Deflecta-Shield Corporation, a Delaware corporation (the "Company").

                                      RECITALS:

    WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, it is proposed that the Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, $.01 par value, of the Company for $16.00 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"); and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Parent and the Purchaser have each approved the Merger (as defined hereinafter) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Board of Directors of the Company (the "Board of Directors") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

    WHEREAS, as a condition and inducement to Parent's and the Purchaser's entering into this Agreement and incurring the obligations set forth herein, Mark C. Mamolen and Charles S. Meyer (the "Stockholders"), who in the aggregate beneficially own 1,909,374 Shares, concurrently herewith are entering into Stockholder Agreements (the "Stockholder Agreements"), dated as of the date hereof, with Parent, in the form attached hereto as Annex II, pursuant to which the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer, upon the terms and subject to the conditions set forth therein; and

    WHEREAS, the Company, Parent and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                      ARTICLE I

                                      THE OFFER

    SECTION 1.1    THE OFFER.

    (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I shall have occurred and be continuing, the Purchaser shall, and Parent shall cause the Purchaser to, (i) not later than 9:00 a.m. New York City time on the first business day after the execution of this Agreement, publicly announce the execution of this Agreement and the intention to commence the Offer pursuant to the terms hereof, (ii) as promptly as practicable (but in no event later than five (5) business days after the public announcement of the execution of this Agreement), commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer at the Offer Price, and (iii) subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the Shares then outstanding on a fully diluted basis (after giving effect to the conversion, exchange or exercise of all outstanding options and other rights and securities convertible into or exchangeable for Shares) (the "Minimum Condition") and to the other conditions set forth in Annex I hereto, consummate the Offer promptly in accordance with its terms. The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex I hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing only the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex I hereto. Without the prior written consent of the Company, which may be given or withheld in its sole and absolute discretion, neither Parent nor the Purchaser shall (i) amend or waive the Minimum Condition; (ii) decrease the Offer Price;
(iii) decrease the number of Shares sought; (iv) amend the Offer in any way other than to increase the Offer Price, including by means of adding any conditions to the Offer; (v) change the form of consideration payable in the Offer; or (vi) extend the expiration of the Offer (except as specifically provided in this Section 1.1); PROVIDED, HOWEVER, that, subject to Section 8.1, if on the initial scheduled expiration date of the Offer, which shall be twenty
(20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived at such time, the Purchaser may extend the expiration date of the Offer for a period of thirty (30) business days; and PROVIDED, FURTHER, that if at any scheduled expiration date of the Offer, the condition set forth in paragraph (d) of Annex I hereto shall not have been satisfied but all of the other conditions set forth on Annex I hereto shall then have been satisfied, then, at the request of the

Company (which shall subsequently be confirmed in writing), the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer from time to time, subject to the right of the Purchaser and Parent to terminate this Agreement pursuant to Section 8.1 hereto. The Purchaser shall, and Parent shall cause the Purchaser to, subject only to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered as soon as it is legally permitted to do so under applicable law; PROVIDED, HOWEVER, that if, immediately prior to the initial expiration date of the Offer in accordance with the foregoing, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the then outstanding Shares, but not less than 70% of such Shares, the Purchaser may extend the Offer on one or more occasions for an aggregate period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; PROVIDED, FURTHER, that if the Purchaser extends the Offer pursuant to the foregoing proviso, all conditions set forth on Annex I hereto shall be irrevocably waived and deemed satisfied in full. Notwithstanding anything to the contrary contained in this Section 1.1(a), the Purchaser may not extend the Offer, without the prior written consent of the Company which may be given or withheld in its sole and absolute discretion, if the failure of any condition resulted directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of Parent or the Purchaser.

    (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall include, as exhibits, and incorporate by reference, the Offer to Purchase and a form of letter of transmittal and summary advertisement (which documents, together with any amendments and supplements thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, mailed or given to the Company's stockholders and at all times thereafter, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents and by Parent or the Purchaser to the Company, in writing, expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and the Purchaser agree promptly to correct the Offer Documents if and to the extent that they shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Offer Documents, promptly shall notify Parent and the Purchaser of any required corrections of such information and cooperate with the Parent and the Purchaser with respect to correcting such information) and to supplement the information contained in the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its outside legal counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before such documents are filed with the SEC. In addition, the Purchaser agrees to provide the Company and its outside legal counsel, in writing, with any comments, whether written or oral, that the Purchaser or its outside legal counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

    SECTION 1.2    ACTION BY THE COMPANY.

    (a) The Company hereby approves of and consents to the making of the Offer and represents that the Board of Directors, at a meeting duly called and held on November 25, 1997, at which a majority of the Directors was present, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) duly authorized and approved this Agreement and approved the Merger and the other transactions contemplated hereby (including but not limited to the Offer), and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by applicable law, authorize and approve this Agreement and the transactions contemplated hereby, including the Merger. Subject to the terms of this Agreement, the Company hereby consents to the inclusion in the Offer Documents prepared in connection with the Offer of the recommendation of the Board of Directors of the Company described in the preceding sentence.

    (b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments or supplements thereto and including the exhibits thereto, the "Schedule 14D-9"). The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, mailed or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser, in writing, expressly for inclusion in the Schedule 14D-9. The Company shall mail, or cause to be mailed, such Schedule 14D-9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof, subject to the terms of this Agreement. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and each of Parent and the Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, promptly shall notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the
Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser and its outside legal counsel shall be given the opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Purchaser and its outside legal counsel, in writing, with any comments, whether written or oral, that the Company or its outside legal counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

    (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists of stockholders and their addresses, mailing labels and security position listing) and related assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

    SECTION 1.3    DIRECTORS.

    (a) Promptly upon the purchase of Shares by the Purchaser pursuant to the Offer which when added to any other Shares beneficially owned by Parent, the Purchaser and their affiliates, represent at least a majority of the Shares on a fully diluted basis, and from time to time thereafter as Shares are acquired by the Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. In furtherance thereof, the Company promptly shall increase the size of the Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3, and the Board of Directors shall take all actions available to the Company to cause Parent's designees to be so elected as provided herein. Parent and the Purchaser agree not to seek any greater representation on the Board of Directors of the Company prior to the Effective Time (as defined in Section 1.5 hereof).

    (b) The Company's obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company promptly shall take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a) hereof, and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required to be disclosed under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 1.3(a) hereof. Parent or the Purchaser shall timely supply the Company, and be solely responsible for, the information with respect to either of them and their nominees, officers, directors and affiliates required to be disclosed by such Section 14(f) and Rule 14f-1.

    (c) In the event that Parent's designees are elected to the Board of Directors, subject to the other terms of this Agreement, until the Effective Time, the Board of Directors shall have at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); PROVIDED, HOWEVER, that if the number of Independent Directors shall be reduced below two (2) because of death, disability or resignation, the remaining Independent Director shall be entitled to designate a person to fill such vacancy, which person shall be deemed an Independent Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time (as hereinafter defined), the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) amend the Amended and Restated Certificate of Incorporation or By-Laws of the Company, (iii) waive any condition to the obligations of the Company hereunder or exercise or waive any of the Company's rights, benefits or remedies hereunder or grant any consents or authorize or enter into any agreements of the Company hereunder, (iv) extend the time for performance of the Purchaser's or Parent's obligations or other acts hereunder, (v) approve any other action by the Company which would adversely affect the rights of the stockholders of the Company hereunder or contemplated hereby, or (vi) take any other action by the Company under or in connection with this Agreement required to be taken by the Board of Directors (it being understood that if no Independent Directors are members of the Board of Directors, no such action will be taken).

    SECTION 1.4 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, at the Effective Time, the Purchaser shall be merged with and into the Company (the "Merger"), the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation. The

Company as the surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

    SECTION 1.5 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause a certificate of merger to be executed and filed on the Closing Date (as defined in Section 1.6 hereof) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law. The Merger shall become effective on the date on which the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the certificate of merger, and such time is hereinafter referred to as the "Effective Time."

    SECTION 1.6 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 8.1 hereof and subject to the satisfaction or waiver of all conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in
Article VII hereof provided that all such conditions continue to be so satisfied or waived on such second business day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are again so satisfied or waived, subject, however, to Article VIII hereof, at the offices of Reid & Priest LLP, 40 West 57th Street, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of the Purchaser immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Delaware Law.

    SECTION 1.8 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.9 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 1.10   CERTIFICATE OF INCORPORATION; BY-LAWS.

    (a) Unless otherwise determined by the Company before the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

    (b) The By-Laws of the Company, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    SECTION 1.11   STOCKHOLDERS' MEETING.

    (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:


         (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

         (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts, subject to the terms of this Agreement, to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its outside legal counsel, and to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

         (iii) subject to the terms of this Agreement and fiduciary obligations under applicable laws as advised by outside legal counsel, include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

    SECTION 1.12   MERGER WITHOUT MEETING OF STOCKHOLDERS.  Notwithstanding
Section 1.11 hereof, in the event that Parent, the Purchaser and any other subsidiaries of Parent shall acquire in the aggregate at least 90% of the then outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware Law.


                                      ARTICLE II

                               CONVERSION OF SECURITIES

    SECTION 2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or the holder of any of the following securities:

    (a)  Each Share issued and outstanding immediately before the Effective
Time (other than any Shares to be canceled pursuant to Section 2.1(b) hereof and any Dissenting Shares (as defined in Section 2.2(a) hereof, if any)), without any action on the part of the holder thereof, shall be converted into and represent the right to receive the Offer Price in cash payable to the holder thereof, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate representing such Share or an Affidavit of Loss in the manner provided in Section 2.3 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate or provision of an Affidavit of Loss in accordance with Section 2.3 hereof, without interest.

    (b) Each Share held in the treasury of the Company and each Share owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent or the Purchaser immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

    (c) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 2.2    DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Delaware Law and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive cash pursuant to Section 2.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Law.

    (b) Notwithstanding the provisions of Section 2.2(a) hereof, if any holder of Shares who demands appraisal of his Shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares or provision of an Affidavit of Loss pursuant to Section 2.3 hereof.

    (c) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the Delaware Law and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not voluntarily make any payment with respect to any such demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

    SECTION 2.3    SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

    (a) Before the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the Company and agent for holders of Shares in connection with the Merger (the "Exchange Agent") to receive and pay the funds necessary to make the payments contemplated by Section 2.l(a) hereof. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares the aggregate cash consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a) hereof. The funds held by the Exchange Agent pursuant to this Section 2.3 shall not be used for any purpose other than the payment of the Merger Consideration pursuant hereto.

    (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted pursuant to Section 2.1(a) hereof may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending six (6) months after the Effective Time. The Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of materials to facilitate such surrender pursuant to Section 2.3(c) hereof. Upon the surrender of Certificates, the Purchaser shall cause the Exchange Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

    (c) Promptly after the Effective Time, the Exchange Agent shall send to each record holder, as of the Effective Time, of a Certificate or Certificates theretofore evidencing Shares, other than Certificates formerly representing Shares to be canceled pursuant to Section 2.1 (b) hereof, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions advising such holder of the procedure for surrendering to the Exchange Agent such Certificates for exchange into the Merger Consideration. Upon the surrender of a Certificate to the Exchange Agent together with and in accordance with such transmittal form duly executed and any other documents reasonably required by such instructions, the holder thereof shall be entitled to receive promptly in exchange therefor the Merger Consideration payable in respect of each Share formerly represented thereby and such Certificate shall forthwith be canceled. Upon such surrender, the Exchange Agent promptly will pay the Merger Consideration.

    (d) If payment of the Merger Consideration is to be made to an individual, general partnership, limited partnership, corporation, limited liability company or any other legal entity (each a "Person"), other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment in a name other than that of the registered holder of the Certificate or instrument surrendered shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Purchaser or the Exchange Agent that such taxes either have been paid or are not applicable.

    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed ("Affidavit of Loss") and the delivery of an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation, the Surviving Corporation will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

    (f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares or any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this
Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

    (g) Promptly following the date which is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.3(d), stock transfer taxes payable by such holder.

    SECTION 2.4 STOCK PLANS. At or immediately prior to the Effective Time, each then outstanding option to purchase Shares (the "Options") granted under the Company's 1993 Stock Option Plan, the 1996 Stock Option Plan and any other stock-based incentive plan or arrangement of the Company (collectively, the "Stock Plans") whether or not then exercisable or vested, shall be canceled and the Company shall purchase options to purchase 100,000 Shares issued in connection with the acquisition by the Company of Trailmaster Products, Inc. (the "Trailmaster Options") upon delivery by the holders thereof of certificates or other instruments, documents or agreements representing or evidencing the Trailmaster Options or reasonable representations or indemnities of such holders reasonably acceptable to the Company with respect thereto in connection with such purchase. In consideration of such cancellation and purchase, the holders of such Options and Trailmaster Options shall receive for each Share subject to such Option or Trailmaster Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Offer Price over the per Share exercise price of such Option or Trailmaster Option and (B) the number of Shares subject to such Option or Trailmaster Option.


                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and the Purchaser as set forth in this Article III, except to the extent provided in that certain letter delivered by the Company to Parent and the Purchaser (the "Company Letter") and subject to Section 9.6 herein:

    SECTION 3.1    ORGANIZATION AND QUALIFICATION.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets.

    (b) The Company is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where the character of its properties, owned or leased, or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a "Material Adverse Effect." As used in this Agreement, "Material Adverse Effect" means any material adverse change in or effect on the business, operations, properties (including intangible properties), financial condition, results of operations or assets and liabilities of the Company and its Subsidiaries taken as a whole.

    (c) The Company has heretofore delivered to Parent complete and correct copies of the Company's Certificate of Incorporation, as amended, and By-Laws, as amended, each as in effect on the date hereof.

    SECTION 3.2    CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 2,500,000 shares of preferred stock ("Preferred Stock"). As of the date hereof,
(i) 4,800,000 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) a total of 450,000 Shares are reserved under the Company's Stock Plans in respect of outstanding and future awards, of which (A) 139,000 Shares are reserved for issuance pursuant to outstanding Options and 61,000 Shares are reserved for issuance pursuant to future awards under the Company's 1996 Stock Option Plan, and (B) 234,000 Shares are reserved for issuance pursuant to outstanding Options and 16,000 Shares are reserved for issuance pursuant to future awards under the Company's 1993 Stock Option Plan, and (iv) a total of 100,000 Shares are reserved for issuance under the Trailmaster Options. Section 3.2(a) of the Company Letter discloses the number of Shares subject to each outstanding Option and the exercise price thereof. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in this Section 3.2(a) or as set forth in
Section 3.2(a) of the Company Letter, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or securities convertible or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) except as disclosed in Section 3.2(a) of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary of the Company. Except as disclosed in Section 3.2(a) of the Company Letter, there are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company.

    (b) As of September 30, 1997, other than as set forth in Section 3.2(b) of the Company Letter, there is no outstanding Indebtedness (as hereinafter defined) of the Company or any of its Subsidiaries. The Company heretofore has made available to Parent, true and complete copies of all material agreements, instruments and documents (including exhibits and schedules thereto) with respect to such Indebtedness. For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness for borrowed money, (ii) any other indebtedness which is evidenced by a note, bond or debenture, (iii) all obligations under capitalized leases under United States generally accepted accounting principles ("GAAP") consistently applied with the Company's financial statements, and (iv) all guarantees of the foregoing obligations, except as between the Company and each of its Subsidiaries.

    SECTION 3.3 SUBSIDIARIES. Each Subsidiary (as hereinafter defined) of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.
All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and owned directly or indirectly by the Company free and clear of all liens, claims or encumbrances and were not issued in violation of any preemptive right. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock of any Subsidiary, or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing the right to acquire, any shares of capital stock of any Subsidiary. No Subsidiary of the Company has been organized under the laws of any jurisdiction outside of the United States of America. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or ownership interests ordinarily entitled to vote for the election of a majority of the Board of Directors or other governing body is owned by the Company or one or more other Subsidiaries.

    SECTION 3.4    AUTHORIZATION.

    (a) The Company has all requisite corporate power to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it in connection herewith and, subject to the adoption of this Agreement by the stockholders of the Company, if required, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, except that the consummation of the Merger may require approval of the Company's stockholders as contemplated by Section 1.10 hereof. This Agreement constitutes a valid and legally binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    (b) The Company opted out of Section 203 of the Delaware Law effective October 28, 1993. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve this Agreement and the other transactions contemplated hereby, including the Merger, subject to the applicability of Section 253 of the Delaware Law and Section 1.11 hereof.

    SECTION 3.5    SEC DOCUMENTS.

    (a) The Company has filed with the SEC, and heretofore has made available to Parent, true and complete copies of all reports, schedules, forms, statements and other documents required to be so filed by it from January 1, 1995 through the date hereof under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), including (i) the annual reports on Form 10-K for all fiscal years ended during such period, (ii) the quarterly reports on Form 10-Q required for all fiscal quarters during such period, and (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held during such period (the "SEC Documents").

    (b) As of its respective date, or if amended, as of the date of the last such amendment, each SEC Document, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) except as disclosed in Section 3.5(b) of the Company Letter, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder. None of the Company's Subsidiaries has any class of securities registered under the Exchange Act.

    SECTION 3.6 NO CONFLICTS. Except as disclosed in Section 3.6 of the Company Letter and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the By-Laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to (x) any right of termination, amendment, cancellation or acceleration or to receive any other or additional payments or (y) loss of any benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (the "Company Agreements"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for any matter otherwise covered by such clauses which would not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.7 FINANCIAL STATEMENTS. The consolidated financial statements included in the SEC Documents (the "Financial Statements") fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein, subject, in the case of unaudited, interim financial statements, to the lack of footnotes and normal year-end adjustments and to any other adjustments or exceptions described therein, all in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto).

    SECTION 3.8 NO UNDISCLOSED LIABILITIES. Since September 30, 1997, there have not been incurred any liabilities by the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by GAAP, applied on a basis consistent with the Financial Statements, to be disclosed in the consolidated balance sheet of the Company and its Subsidiaries and the notes thereto, other than: (i) liabilities disclosed in the Company's SEC Documents or in Section 3.8 of the Company Letter; (ii) liabilities incurred in the ordinary course of business consistent with past practice, which would not have, individually or in the aggregate, a Material Adverse Effect; (iii) liabilities under or in connection with this Agreement; (iv) liabilities or obligations that otherwise are disclosed pursuant to any other representation or warranty herein or which are not required to be disclosed pursuant to any other representation or warranty herein; or (v) any other liability which would not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except to the extent disclosed in Section 3.9 of the Company Letter or in the SEC Documents filed prior to the date hereof, or as contemplated by this Agreement, since September 30, 1997 the Company and its Subsidiaries have not suffered a Material Adverse Effect or conducted their businesses in any material respect other than in the ordinary course consistent with past practices, except for such changes which have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. From September 30, 1997 through the date of this Agreement, there has not occurred any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company.

    SECTION 3.10   TAX MATTERS.

    (a) Each of the Company and its Subsidiaries has properly completed and timely filed all Tax Returns (as defined below) that are required to be filed by or with respect to the Company and its consolidated Subsidiaries, except in each case where the failure to properly complete or file any such Tax Return would not have, individually or in the aggregate, a Material Adverse Effect. The Company has afforded Parent the opportunity to examine correct and complete copies of all material federal and state income Tax Returns, examination reports, ruling requests and statements of deficiencies assessed against or agreed to by the Company or any of its consolidated Subsidiaries.

    (b) Each of the Company and its Subsidiaries have timely paid all Taxes (as defined below) reflected on such Tax Returns as due and payable (except for Taxes that are being contested in good faith by appropriate proceedings) and except in each case where the failure to so pay such amounts would not have, individually or in the aggregate, a Material Adverse Effect or for which reserves, which are adequate under GAAP, have been established.

    (c) Each of the Company and its Subsidiaries has complied with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely withheld and paid to the proper governmental authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, except where any such failure would not have, individually or in the aggregate, a Material Adverse Effect.

    (d) Except as disclosed in Section 3.10(d) of the Company Letter, to the knowledge of the Company, (i) no audits or other administrative or court proceedings are presently pending with regard to any Taxes for which the Company or any of its Subsidiaries could be liable, (ii) no dispute or claim concerning any Taxes for which the Company or any of its Subsidiaries could be liable has been claimed or raised by any Tax Authority in writing, and (iii) no claim has been made in writing by any authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is, or may be, subject to taxation by that jurisdiction, in each case of clauses
(i) through (iii), which is likely to be determined adversely to the Company and its Subsidiaries and which, if so adversely determined, individually or in the aggregate with other such matters so adversely determined, would have, individually or in the aggregate, a Material Adverse Effect.

    (e) No claim has been asserted in writing that the Company or any of its Subsidiaries is liable for any Taxes (i) of the Company or its Subsidiaries or
(ii) with respect to any group of entities other than the Company and its Subsidiaries (by law, contract or otherwise), in each case, which claim is likely to be determined adversely to the Company and its Subsidiaries and which, if so adversely determined, after giving effect to rights and remedies of the Company and its Subsidiaries under any agreement in force pursuant to which such liability is the obligation of any third party or pursuant to which any third party is obligated to provide indemnity with respect thereto, would have, individually or in the aggregate, a Material Adverse Effect.

    (f)  For purposes of this Agreement:

         (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (x) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including taxes under Section 59A of the Code (as hereinafter defined)) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any governmental body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Company or any of its Subsidiaries; (y) any liability for the payment of any amount of the type described in the immediately preceding clause (x) as a result of the Company or any of its Subsidiaries being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date; and
         (z) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in the immediately preceding clause (x) as a result of a contractual obligation to indemnify any other person.

         (ii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    SECTION 3.11 LITIGATION. Except as set forth in the SEC Documents or as disclosed in Section 3.11 of the Company Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, including but not limited to any suit or action involving a products liability claim, at law or in equity or before any United States federal or state court of competent jurisdiction (a "U.S. Court") which is likely to be determined adversely to the Company and its Subsidiaries and which, if so adversely determined, individually or in the aggregate with other such suits, actions or proceedings so adversely determined, would have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.12   ERISA COMPLIANCE.

    (a) The Company has delivered to Parent correct and complete copies of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material bonus, deferred compensation, pension, profit-sharing, retirement, medical, life, disability income, severance, stock purchase, stock option, incentive or other employee benefit plans (other than any employment or personnel policy, practice or procedure) currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or any ERISA Affiliate (individually, a "Benefit Plan").

    (b) Each Benefit Plan has been established and administered in accordance with its terms except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. The Company, each ERISA Affiliate and each Benefit Plan are in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, except for any noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect.

    (c) (i) All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and (ii) to the best knowledge of the Company nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, except where such loss would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Section 3.12(c) of the Company Letter, no such Benefit Plan intended to be qualified under Section 401(a) of the Code has been amended since the date of its most recent determination letter or application therefor in any respect that would have, individually or in the aggregate, a Material Adverse Effect. All reports, returns and similar documents with respect to Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been fully and timely filed and distributed except for any failure to file that would not have, individually or in the aggregate, a Material Adverse Effect.

    (d) To the best knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with an ERISA Affiliate, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations in connection with a Benefit Plan that would have, individually or in the aggregate, a Material Adverse Effect.

    (e) Neither the Company nor any ERISA Affiliate maintains, contributes to, or at any time maintained, contributed to or was obligated to contribute to, any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, or which is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), except where such maintenance of or contribution to any such Benefit Plan would not have, individually or in the aggregate, a Material Adverse Effect.

    (f) None of the Company, any ERISA Affiliate, any employee of the Company or of any ERISA Affiliate, or any other person or persons, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or in any other breach of fiduciary responsibility that could subject the Company or any ERISA Affiliate, or any employee of the Company or of any ERISA Affiliate, to a direct or indirect Tax, penalty or liability under ERISA, the Code or other applicable law which would have, individually or in the aggregate, a Material Adverse Effect. Neither any of the Benefit Plans nor any of their related trusts or other funding arrangements has been terminated which would have, individually or in the aggregate, a Material Adverse Effect.

    (g) With respect to any Benefit Plan that is an employee welfare benefit plan, no such Benefit Plan is funded (or has during the past six (6) years been funded) through a voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) or through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, except where such funding would not have, individually or in the aggregate, a Material Adverse Effect.

    (h) To the knowledge of executive officers of the Company, no representations or communications in writing with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any of the Benefit Plans, which representations or communications would create additional legal liability of the Company and would have, individually or in the aggregate, a Material Adverse Effect, have been made prior to the date hereof to any employee, beneficiary or other Person other than those which are in accordance with the terms and provisions of each such Benefit Plan as in effect immediately prior to the date hereof.

    SECTION 3.13 ENVIRONMENTAL MATTERS. The Company and its Subsidiaries are, and at all times in the past have been, in compliance with all applicable legal requirements, laws, rules, orders, regulations, licenses and permits related to environmental, natural resource, health or safety matters, including but not limited to those promulgated, adopted or enforced by the United States Environmental Protections Agency and by similar agencies in states in which the Company or its Subsidiaries conduct their business, except where non-compliance would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding now pending before any U.S. Court or United States federal, state or local administrative body or threatened in writing by any Person which is likely to be determined adversely to the Company and its Subsidiaries and which, if so adversely determined, individually or in the aggregate with other such suits, actions or proceedings so adversely determined, would have, individually or in the aggregate, a Material Adverse Effect, (i) for alleged noncompliance with any environmental law, rule, regulation, license or permit or (ii) relating to the discharge or release into the environment of any hazardous substance, pollutant, or waste at or on a site presently or formerly owned, leased, operated or used for off-site treatment or disposal by the Company or any Subsidiary.

    SECTION 3.14   REAL PROPERTY AND LEASED PROPERTY.

    (a) Section 3.14(a) of the Company Letter sets forth a complete list of all real property owned by the Company or any of its Subsidiaries (the "Real Property"). Except as set forth in Section 3.14(a) of the Company Letter, the Company or one of its Subsidiaries has good and valid title to the Real Property, free and clear of all liens, claims, restrictions and encumbrances ("Encumbrances"), other than Permitted Encumbrances (as hereinafter defined), except in all cases where the failure to have such title would not have a Material Adverse Effect. As used in this Agreement, the term "Permitted Encumbrances" means (i) those Encumbrances set forth in Section 3.14(a) of the Company Letter, (ii) Encumbrances, including, without limitation, by easements, granted in favor of any governmental entity or utility company for the customary provision of utilities and services to the Real Property or any improvements thereon, (iii) Encumbrances for water and sewage charges and current taxes not yet due and payable or being contested in good faith, (iv) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Encumbrances arising or incurred in the ordinary course of business,
(v) Encumbrances arising or resulting from any action taken by Parent or the

Purchaser, or (vi) such other Encumbrances as would not have, individually or in the aggregate, a Material Adverse Effect.

    (b) Set forth in Section 3.14(b) of the Company Letter is a correct and complete list of all leases under which the Company or any Subsidiary is a lessee ("Leased Property"). The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and none of them is in default under any such lease, except for any matters otherwise covered by this sentence which do not have, individually or in the aggregate, a Material Adverse Effect.

    (c) The Company and its Subsidiaries have obtained all appropriate licenses, permits, easements and rights of way required to use and operate the Real Property in the manner in which the Real Property and Leased Property currently is being used and operated, except for such licenses, permits, easements or rights of way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.15   CHANGE OF CONTROL PAYMENTS; TAKEOVER RESTRICTIONS.

    (a) Except as disclosed in Section 3.15(a) of the Company Letter or as required by law, neither the Company nor its Subsidiaries has any plans or agreements to which they are parties, or by which they or their properties are bound, pursuant to which payments, including with respect to the acceleration of benefits, will be required upon (i) or as a result of a "change of control" of the Company or (ii) the termination or closing of any of the Company's operations or facilities.

    (b) To the best knowledge of the Company, no state takeover statute or similar statute or regulation of any state or other jurisdiction applies to this Agreement or any of the transactions contemplated hereby, including the Merger. No provision of the Certificate of Incorporation or By-laws of the Company or any Subsidiary would, directly or indirectly, restrict or impair the ability of the Purchaser or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company or any Subsidiary that may be acquired or controlled by the Purchaser or its affiliates pursuant to this Agreement or permit any stockholder to acquire securities of the Company on a basis not available to the Purchaser in the event that the Purchaser were to acquire securities of the Company.

    SECTION 3.16 INTELLECTUAL PROPERTY. The Company and each Subsidiary has exclusive ownership of and title to each issued patent, pending patent application, registered trademark, registered trade name, registered service mark and registered copyright owned or used in and material to the business of the Company and its Subsidiaries taken as a whole (collectively, the "Registered Intellectual Property"), and to the knowledge of the Company, the Company and each Subsidiary has exclusive ownership of and rights to use each material patent application, unregistered trademark, trademark application, unregistered trade name, unregistered service mark, unregistered copyright and other trade secret or other proprietary intellectual property (the "Other Intellectual Property" and collectively with the Registered Intellectual Property, the "Intellectual Property") owned by or used in and material to the business of the Company and its Subsidiaries taken as a whole, and, to the Company's knowledge, the current use by the Company and each Subsidiary of such Intellectual Property does not infringe upon the rights of any other Person, except for any matters otherwise covered by this sentence which do not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, no other Person is infringing upon the rights of the Company or any Subsidiary in any such Intellectual Property, except for any such infringements, that would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.17 CONTRACTS. Except as disclosed in Section 3.17 of the Company Letter or filed as exhibits to the SEC Documents, there are not any Company Agreements that are material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, (x) each of the Company Agreements is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect, and (y) there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a default) under the Company Agreements, except those defaults that would not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.18 COMPLIANCE WITH LAWS. Except for laws, rules and regulations relating to tax matters, ERISA compliance, environmental matters and intellectual property (which are exclusively provided for in Sections 3.10, 3.12, 3.13 and 3.16 hereof), the operations of the business of the Company and its Subsidiaries as currently conducted are not in violation of, nor is the Company or any of its Subsidiaries in default under, or violation of, any federal, state, local or foreign law, statute or regulation or any order, judgment or decree of any federal, state, local or foreign governmental authority, regulatory or administrative agency, commission, court or tribunal to which the Company or any of its Subsidiaries are bound, except for such violations or defaults as have not had and could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have been duly granted all authorizations necessary for the conduct of its business as currently conducted, except those, the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.19   INSURANCE COVERAGE.  The Company and each of its
Subsidiaries have policies of insurance and bonds of the type reasonably appropriate for the conduct of the business or ownership and operation of the assets of the Company and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed in writing by the underwriters of such policies or bonds and which denial or dispute is likely to be adversely determined to the Company and its Subsidiaries, and which if so adversely determined, in whole or in part, would have, individually or in the aggregate, a Material Adverse Effect. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds, except where failure to pay such premiums or to comply with such terms would have, individually or in the aggregate, any Material Adverse Effect. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies that would have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.20   PERSONNEL; LABOR RELATIONS.  Except as disclosed in Section
3.20 of the Company Letter, (i) neither the Company nor any Subsidiary is the subject of any action, arbitration, governmental or other examination or investigation, hearing, administrative or other proceeding asserting that the Company or any Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel the Company or any Subsidiary to bargain with any labor organization as to wages or conditions of employment which is likely to be adversely determined, which if so adversely determined, individually or in the aggregate with other such proceedings so adversely determined, would have, individually or in the aggregate, a Material Adverse Effect, (ii) neither the Company nor any Subsidiary is party to any collective bargaining agreement, (iii) there is not any strike or other labor dispute involving the Company or any Subsidiary, pending or, to the Company's knowledge, threatened, or any activity involving any of their respective employees seeking to certify a collective bargaining unit or engaging in any other labor organizing activity, in each case that would have, individually or in the aggregate, a Material Adverse Effect, and (iv) since January 1, 1995, neither the Company nor any Subsidiary has effected (A) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary or (B) a mass layoff affecting any site of employment or facility or operating unit within any site of employment or facility of the Company or any Subsidiary, nor has the Company or any Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act (the "WARN Act") or of any state or local law equivalent to the WARN Act, except where any of the foregoing would not have, individually or in the aggregate, a Material Adverse Effect.
For the purposes of this Section 3.20, "plant closing," "mass layoff," "site of employment," "operating unit" and "employment loss" shall have the meanings ascribed to such terms in the WARN Act or the implementing regulations thereof, or any state or local law equivalent to the WARN Act.

    SECTION 3.21 CUSTOMERS. Since September 30, 1997 (but with respect to the Belmor Heavy Duty Truck Division, since January 1, 1997) and prior to November 25, 1997, except as disclosed in the SEC Documents, no customer of the Company or any of its Subsidiaries that accounted for revenues thereof of $1,500,000 or more during the fiscal year ended December 31, 1996 (the "1996 Fiscal Year") has (i) cancelled in writing its relationship with the Company and its Subsidiaries or (ii) as of November 25, 1997, to the Company's knowledge, indicated in writing its intention to so cancel its relationship, including as a result of any transaction that would result in a "change of control" of the Company, or to decrease the dollar amount of its purchases from the Company or its Subsidiaries during the fiscal year ending December 31, 1997 or 1998 by more than 50% from the dollar amount so purchased during the 1996 Fiscal

Year. For purposes of this Section 3.21 only, the Company's knowledge shall mean those facts that are actually known as of November 25, 1997 by any of the following persons: Keith P. Boulac, James Chick, Ronald C. Fox, James T. Jurinak, Richard D. Minehart, Jr., Russell Stubbings, James Covone, David L. Hochstetler, Tony Bednarik and John A. Daniels. As used in this Agreement, the term "Material Adverse Effect" shall not include the termination or modification of the relationship of the Company or any of its Subsidiaries after November 25, 1997 with any customer.

    SECTION 3.22 BROKERS AND FINDERS. Except for fees and expenses described in Section 3.16 of the Company Letter, no broker, finder or investment banker is entitled to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

    SECTION 3.23 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Wasserstein, Perella & Co., Inc. ("Wasserstein"), dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent and the Purchaser.


                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and the Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

    SECTION 4.1    ORGANIZATION AND POWER.

    (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power to enter into this Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder, and to own, operate and lease its properties and to carry out its business as it is now being conducted.

    (b) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power to enter into this Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. The Purchaser is a wholly-owned subsidiary of Parent, has been organized solely for the purpose of consummating the Merger and the Offer, has conducted no business or operations of any nature and has incurred no obligations or liabilities other than those created by or in connection with this Agreement.

    SECTION 4.2 AUTHORIZATION. The execution and delivery of this Agreement and all other documents and instruments to be executed and delivered by them in connection herewith, and the due consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and the Purchaser. This Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of each of Parent and the Purchaser and enforceable against them in accordance with its terms.

    SECTION 4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby or in connection herewith, including, without limitation, the financing thereof, will not constitute a conflict with, breach or violation of or default (or an event which with notice or lapse of time or both would become a default) under (i) Parent's Certificate of Incorporation or By-Laws, as amended to date; (ii) the Purchaser's Certificate of Incorporation or By-laws, as amended to date; (iii) any material agreement, instrument, license, franchise or permit to which Parent or the Purchaser is subject or by which Parent or the Purchaser is bound; (iv) any statute, administrative regulation, order, writ, injunction, decree or arbitration award to which Parent or the Purchaser is subject or by which Parent or the Purchaser is bound; or (v) any statutory or decisional law (or any duty or obligation thereunder, derived therefrom or related thereto), rule or regulation to which Parent, the Purchaser, their respective officers, directors or affiliates is subject or to which such Person is bound.

    SECTION 4.4 CONSENTS AND APPROVALS. Except for filings, approvals or consents required by (i) the Secretary of State of the State of Delaware; (ii) the Exchange Act; and (iii) such other statutes, rules or regulations which may require registrations, authorizations, consents or approvals relating to matters that, in the aggregate, are not material to the Purchaser or Parent, neither Parent nor the Purchaser is required to submit any notice, report, registration, declaration or other filing with or obtain any consent, approval or authorization from any governmental authority or third party in connection with the execution and delivery by Parent or the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

    SECTION 4.5 FINANCING OF THE OFFER AND THE MERGER. In order to finance the transactions contemplated by this Agreement, Parent and the Purchaser have
(i) entered into a binding agreement with respect to equity financing in an amount equal to $30,000,000 and (ii) obtained a binding commitment letter from Heller Financial, Inc. for additional debt financing. Parent and the Purchaser have provided to the Company copies of each of such agreements and commitments, none of which has been amended.

    SECTION 4.6 NO OBLIGATION TO MAKE A HART-SCOTT-RODINO FILING. Neither Parent nor the Purchaser is a "person which has total assets or annual net sales of $100,000,000 or more" for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the "HSR Act"), and no Person "controls" or will "control" (including by virtue of any debt or equity financing provided in connection with the Offer, the Merger or any other transaction contemplated hereby), prior to the consummation of the Merger, the Parent or Purchaser (other than Parent, in the case of Purchaser) as that term is defined in Section 801.1(a)(3) of the regulations promulgated under the HSR Act.

    SECTION 4.7 FINDER'S FEES. No broker, finder, investment banker or other Person or entity, other than Piper Jaffray & Co., whose compensation arrangement is set forth in the letter agreement between such firm and Parent, a copy of which has been delivered by Parent to the Company in connection herewith, is entitled, in connection with the transactions contemplated hereby, to any broker's commission, finder's fee, investment banker's fee or similar payment from Parent, the Purchaser or the Company based upon arrangements made by or on behalf of Parent or the Purchaser.


                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, prior to the acceptance for payment of Shares or, if the Company fails to comply with the obligations under Section 1.3 hereof, the time the designees of Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 hereof (such applicable date being the "Appointment Date"), without the prior written approval of Parent and except as otherwise contemplated or permitted by this
Agreement:

    (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and each of the Company and its Subsidiaries shall, subject to the other restrictions contained in this Agreement, use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business associates;

    (b) the Company shall not, directly or indirectly, (i) except upon exercise of Options or other rights to purchase Shares outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it; (ii) amend its or any of its Subsidiaries' Certificate of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company;

    (c) other than the payment of dividends or other distributions by Subsidiaries to the Company or to other Subsidiaries, neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Options or Trailmaster Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (d) neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or to Persons providing management services, enter into or amend any employment, severance, consulting, termination or other employment-related agreement, arrangement or Benefit Plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise, in each case except for changes, agreements, amendments or loans made in the ordinary course of business consistent with past practice;

    (e) except (i) pursuant to Benefit Plans, agreements or arrangements existing at the date hereof, or as disclosed in Section 3.15(a) of the Company Letter or made in the ordinary course of business consistent with past practice,
(ii) as required by any law, rule or regulation of any Governmental Entity,
(iii) as disclosed in Section 5.1(e) of the Company Letter, (iv) accruals required by GAAP and (v) pursuant to Section 2.4 hereof, neither the Company nor any of its Subsidiaries shall pay or make, or amend or agree to amend any Benefit Plan, agreement or arrangement existing at the date hereof to provide for any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing Benefit Plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, adopt or pay, grant, issue, accelerate, or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present;

    (f) the Company shall not modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights or claims, except in each case in the ordinary course of business;

    (g) neither the Company nor any of its Subsidiaries shall cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without notice to Parent;

    (h) neither the Company nor any of its Subsidiaries shall (i) incur or assume any long-term debt or any short-term indebtedness, in each case, for borrowed money except in the ordinary course of business under lines of credit in existence on the date hereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person (other than, with respect to (x) the Company, any Subsidiary or (y) any Subsidiary, the Company or any other Subsidiary) except in the ordinary course of business or make any loans, advances or capital contributions to, or investments in, any other Person, (other than, with respect to (x) the Company, any Subsidiary or (y) any Subsidiary, the Company or any other Subsidiary), except for any such matter undertaken in the ordinary course of business consistent with past practice; or
(iii) make any commitments for, or make or authorize any, capital expenditures other than in amounts less than $50,000 individually and $500,000 in the aggregate other than as disclosed in Section 5.1(h) of the Company Letter or the SEC Documents;

    (i) neither the Company nor any of its Subsidiaries shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) except as required by applicable law, make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method unless required by applicable law, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

    (j) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business or any such payment, discharge or satisfaction that the Company or any of its Subsidiaries is required to make by any law, rule or regulation of any Governmental Entity or by any contractual obligation not prohibited by this Section 5.1;

    (k) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

    (l) neither the Company nor any of its Subsidiaries shall knowingly take, or agree to commit to take, any action that would result in any of the conditions to the Offer set forth in Annex I not being satisfied, or that would give rise to a right of termination of this Agreement for Parent or Purchaser pursuant to Section 8.1 hereof;

    (m) the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize any of the foregoing; and

    (n)  except to the extent disclosed in Section 5.1(n) of the Company
Letter, neither the Company nor any of its Subsidiaries shall (i) effect a plant closing or mass layoff affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary without the prior written consent of Parent or (ii) terminate more than forty-nine (49) employees within a site of employment or facility of the Company or any Subsidiary or operating unit within a site of employment or facility or operating unit of the Company or any Subsidiary without providing prior written notice to Parent. For the purposes of this
Section 5.1(n), "plant closing," "operating unit," and "employment loss" shall have the meanings ascribed to such terms in Section 3.20 of this Agreement.

    SECTION 5.2 Takeover Proposals. The Company agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations, if any, with any Person conducted heretofore with respect to any possibility or consideration of making a Takeover Proposal (as hereinafter defined). The Company shall notify Parent promptly in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, its Subsidiaries or any of their officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Takeover Proposal including, in connection with such notice, a reasonable summary of the terms and conditions of any proposals or offers and the identity of the Person making such proposal or offer, unless such notice would violate the terms of any confidentiality or similar agreement binding on the Company existing at the date hereof or, in addition, with respect to the identity of such Person, except to the extent that the Board of Directors is advised by outside legal counsel that identifying such Person may be inconsistent with its fiduciary duties; PROVIDED, HOWEVER, that such notice shall only be required to be given with respect to any of the foregoing directed to an officer or an employee of the Company or any of its Subsidiaries following such time as an executive officer or director of the Company shall have actual knowledge thereof. Except to the extent that the following may be inconsistent with the fiduciary duties of the Board of Directors of the Company or violate, or subject the Board of Directors of the Company or the Company to liability under, applicable law, in each case as advised by outside legal counsel, the Company agrees that it shall keep Parent informed promptly of any developments in the status and terms of any Takeover Proposal, unless such notice would violate the terms of any confidentiality or similar agreement binding on the Company existing at the date hereof. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving more than 35% of the Shares, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner more than 35% of the Shares or a substantial portion of the business or assets of the Company (other than (i) immaterial or insubstantial assets, (ii) inventory in the ordinary course of business, (iii) assets held for sale or (iv) other assets sold or to be sold in the ordinary course of business), or any proposal or offer with respect to any recapitalization or restructuring with respect to the Company.

    SECTION 5.3    NO SOLICITATION.

    (a) The Company will not, nor will it authorize or permit its officers, directors, investment bankers, attorneys, accountants, employees and other agents to, directly or indirectly: (i) initiate or solicit any offer or proposal which constitutes any Takeover Proposal; (ii) in the event of an unsolicited Takeover Proposal for the Company, engage in negotiations or discussions with, or provide any information to, any Person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to or in connection with any Takeover Proposal; or (iii) enter into any agreement with respect to any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 5.3(a) or any other provision of this Agreement shall prohibit the Company or the Company's Board of Directors or any of its or their representatives from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as the Board of Directors may determine in good faith is required under applicable law after advice from outside legal counsel.

    (b) Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a customary confidentiality agreement (provided that if any such confidentiality agreement contains terms or provisions more favorable to such Person than the terms or provisions with respect to Parent and Purchaser pursuant to the Confidentiality Agreement (as hereinafter defined), then any confidentiality terms of this Agreement and of the Confidentiality Agreement shall be deemed amended (without further action of the parties thereto) to conform to such terms and provisions and may discuss and negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal if (x) such entity or group has made an inquiry or proposal unsolicited after the date hereof relating to any such transaction and the Board of Directors determines in good faith, after receiving advice from Wasserstein or another nationally recognized investment banking firm, that to do so could lead to a Superior Proposal (as hereinafter defined) or (y) in the good faith judgment of the Board of Directors, after receiving advice from outside legal counsel to the Company, the failure to provide such information or to engage in such discussions or negotiations would be inconsistent with the fiduciary obligations of the Board of Directors to the Company's stockholders or otherwise be inconsistent with applicable law. A "Superior Proposal" shall be any Takeover Proposal which the Board of Directors determines, in good faith after consultation with its financial advisor, is on terms more favorable to the stockholders of the Company than the Offer and the Merger pursuant to this Agreement. In making its determination whether a Takeover Proposal constitutes a Superior Proposal pursuant to the preceding sentence, the Board of Directors shall take into account (x) the extent to which financing for such Takeover Proposal is required and, to the extent required, whether firm written commitments with respect to such financing have been provided to the Company and, based upon the advice of Wasserstein or any other financial adviser selected by the Company, the extent to which the third party making such

Takeover Proposal is financially capable of obtaining such required financing and (y) whether such Takeover Proposal has a reasonable prospect of being consummated prior to June 30, 1998. The Company shall promptly, and in any event within one (1) business day following any determination by the Board of Directors that a Takeover Proposal (or any amendment thereto) is a Superior Proposal, notify Parent in writing ("Notice of Superior Proposal") of such determination of the same, which notice shall include the identity of the bidder and a reasonable summary of the terms and conditions of the Superior Proposal or, if a Superior Proposal is amended, the terms and conditions as so amended. If Parent does not, within five (5) business days after Parent's receipt of a Notice of Superior Proposal or of any such notice with respect to any amended proposal (or, if earlier, prior to two business days before the expiration of the Offer), make an irrevocable written offer or enter into a definitive written agreement amending this Agreement to provide for a transaction which the Board of Directors has determined in its good faith judgment (based on the advice of Wasserstein or another nationally recognized investment banking firm) to be more favorable to the Company's stockholders than the Superior Proposal, the Company, by action of its Board of Directors, may terminate this Agreement pursuant to clause (ii) of Section 8.1(f) and enter into an agreement with respect to a Superior Proposal.

    (c) Except as set forth in Sections 5.3(a) or (b), and except as may be inconsistent with the fiduciary duties of the Board of Directors or any applicable law (including, without limitation, the Exchange Act and the rules promulgated thereunder), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

    SECTION 6.1 PROXY STATEMENT. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders of the Company, the Proxy Statement.

    SECTION 6.2    MEETING OF STOCKHOLDERS OF THE COMPANY.  Subject to Section
5.3 hereof, at the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Purchaser, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

    SECTION 6.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions hereof, the Company, Parent and Purchaser each shall take all reasonable actions necessary to comply in all material respects with all applicable laws and legal requirements to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex I attached hereto and Article VII hereof, and to consummate and make effective the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) in a timely manner those third party consents mutually agreed to be desirable in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement in accordance with its terms, the proper officers and directors of the Company, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    SECTION 6.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) any representation or warranty made by the Company contained in this Agreement which is qualified as to Material Adverse Effect to be untrue or inaccurate at any time from the date hereof to the Effective Time, (B) any other representation or warranty made by the Company contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time (other than such untruth or inaccuracy which would not, individually or in the aggregate, have a Material Adverse Effect), or (C) any condition set forth in Annex I to be unsatisfied at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer and (ii) any failure of the Company, the Purchaser, or Parent, as the case may be, to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the right of such party to terminate this Agreement.

    SECTION 6.5    ACCESS; CONFIDENTIALITY.

    (a) Subject to any restrictions under applicable law, the Company shall continue to give (and shall cause each of its Subsidiaries to give) the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access for reasonable purposes in light of the transactions contemplated by this Agreement, during normal business hours during the period prior to the Appointment Date to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document publicly filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to waive any legal privilege by virtue of this Section 6.5. Parent and the Purchaser expressly agree that from the date hereof until the Appointment Date, without the prior written consent of the Company, they shall not undertake any further environmental studies or tests with respect to the Company, its business or properties requiring sampling of soil, surface or ground water or air or other types of intrusive testing.
Unless otherwise required by law and until the Appointment Date, Parent and the Purchaser shall hold any such information which is non-public and information provided pursuant to Section 1.2(c) in confidence and shall not use such information in accordance with, and shall otherwise abide by, the provisions of the Confidentiality Agreement, dated October 31, 1997 entered into between Parent, Harvest Partners, Inc. and the Company (the "Confidentiality Agreement"). No investigation pursuant to this Section 6.5(a) shall affect any representation or warranty made by the Company hereunder.

    (b) Prior to the Closing, the Company and its accountants, counsel, agents and other representatives shall cooperate with the Purchaser by providing information about the Company which is necessary for the Purchaser and its accountants, agents, counsel and other representatives to prepare the Disclosure Documents. Notwithstanding the penultimate sentence of Section 6.5(a), the Purchaser may disclose, or cause its representatives to disclose, and at the request of the Purchaser, the Company shall and shall cause its Subsidiaries to, disclose information concerning the Company and its Subsidiaries, and their respective businesses, assets and properties, and the transactions contemplated by this Agreement to prospective financing sources in connection therewith, provided that such financing sources agree to hold such information in confidence in accordance with, and shall otherwise abide by, the provisions of the Confidentiality Agreement.

    SECTION 6.6 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form attached hereto as Exhibit 6.6. Thereafter, so long as this Agreement is in effect and subject to the other provisions of this Agreement, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party, except after receiving the advice of outside legal counsel, and after informing all the parties hereto, that such release or announcement is required by law or by any listing agreement with a national securities exchange or trading market. If so advised, Parent and Company shall consult with each other before issuing, and provide each other the opportunity to comment upon, any such press release or other public statements with respect to such transactions.

    SECTION 6.7    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any of the present or former officers, directors, employees and agents (the "Indemnified Person(s)") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was, at or prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was, prior to the Effective Time, serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any of its Subsidiaries, whether such claim arises before or after the Effective Time, Parent and the Surviving Corporation shall each indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Person(s) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation (including, without limitation, any of the foregoing arising out of or related to this Agreement and/or any of the transactions contemplated hereby). Any Indemnified Person(s) wishing to claim indemnification hereunder, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Parent and the Surviving Corporation thereof (but the failure so to notify the Parent and the Surviving Corporation shall not relieve Parent or the Surviving Corporation from any liability which they may have under this Section 6.7 except to the extent such failure materially prejudices the Parent or the Surviving Corporation). The right to indemnification hereunder includes the right to receive reimbursement of reasonable expenses incurred in connection therewith, upon (i) written request by the Indemnified Person(s) accompanied by a copy of bills, invoices or other documentation of such expenses and (ii) receipt of an undertaking by the Indemnified Person(s) to repay any such amounts if it shall ultimately be determined that such Person is not entitled to be indemnified as provided herein.

    (b) Until the Effective Time the Company shall keep in effect Articles Tenth and Eleventh of its Certificate of Incorporation and Section 6.7 of its By-Laws, and thereafter for a period of six (6) years the Surviving Corporation shall keep in effect in its Certificate of Incorporation provisions which provides for indemnification and exculpation of the Indemnified Person(s) to the extent provided by Articles Tenth and Eleventh of the Company's Certificate of Incorporation on the date hereof.

    (c) Parent or the Surviving Corporation shall maintain the Company's and its Subsidiaries' existing officers' and directors' liability insurance ("D&O Insurance") for a period of six (6) years after the Effective Time; PROVIDED, HOWEVER, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers (but without creating any gaps in coverage); PROVIDED, FURTHER, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.7(c) in excess of 200% of the aggregate premium paid by the Company in 1997 (the "1997 Premium"), which true and correct amount is set forth in Section 6.7(c) of the Company Letter; and PROVIDED, FURTHER, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.7(c) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the 1997 Premium.

    (d) In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to any such Indemnified Person(s) for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person(s) in connection with the defense thereof, (ii) Parent and the Surviving Corporation shall vigorously prosecute the defense of any such matter, (iii) the Indemnified Person(s) will cooperate in all respects as reasonably requested by the Parent and Surviving Corporation in the defense of any such matter, (iv) the Parent and Surviving Corporation shall not be liable for any settlement effected without its prior consent (which consent shall not be unreasonably withheld) and (v) Parent and the Surviving Corporation shall not settle any claim the defense of which has been assumed by Parent and the Surviving Corporation pursuant to this Section 6.7(d) without the prior written consent of the Indemnified Person(s) (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, if Parent or the Surviving Corporation does not assume the defense of any claim, action, suit, proceeding or investigation pursuant to this Section 6.7(d) within a reasonable period of time from the receipt of notice of such claim, the Indemnified Persons as a group with respect to the same claim shall be entitled to retain only one
(1) law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified Person(s), or any similar impediment to the joint representation of multiple Indemnified Person(s) by a single law firm; PROVIDED, FURTHER, that the Parent and Surviving Corporation shall have no obligation hereunder to any Indemnified Person(s) when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Person(s) in the manner contemplated hereby is prohibited by applicable law.

    (e) Parent, the Purchaser, the Company and the Surviving Corporation expressly acknowledge the provisions of Article Tenth and Eleventh of the Company's Certificate of Incorporation and Section 6.7 of the Company's By-Laws, as in effect on the date hereof, and hereby agree, from and after the Expiration Date, to honor in accordance with their terms all such obligations and further acknowledge that said obligations (along with the indemnification and like obligations in the Certificate of Incorporation and By-Laws of the Surviving Corporation) constitute, to the extent set forth therein, a contract between the Company or the Surviving Corporation, as the case may be, on the one hand, and the Persons entitled to the benefits thereof (in accordance therewith), on the other hand, creating binding obligations on the part of the Company and binding rights on the part of any Person entitled to the benefit thereof (in accordance therewith).

    (f) If Parent or the Surviving Corporation or any of their respective successors or assigns shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns thereof shall assume the obligations set forth in this Section 6.7; PROVIDED, HOWEVER, no such assignment or assumption shall relieve Parent or the Surviving Corporation (or any successor or assign) of its obligations set forth in (or imposed pursuant to) this Section 6.7.

    (g) This Section 6.7 is intended for the benefit of, and shall be enforceable by the Indemnified Person(s), their heirs and personal representatives and shall be binding upon Parent, the Company and the Surviving Corporation and their respective successors and assigns. The Surviving Corporation shall reimburse an Indemnified Person(s) for its reasonable expenses in enforcing its rights under this Section 6.7, including reasonable attorneys' fees, unless a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

    SECTION 6.8 EMPLOYEE BENEFITS. On and after the Effective Time, directors, officers and employees of the Company and its Subsidiaries shall be provided employee benefits, plans and programs which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Parent and its significant subsidiaries. For purposes of eligibility to participate and vesting, waiting periods, pre-existing conditions, limitations and all other purposes (but not benefit accrual attributable to the period before the Effective Time) in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Nothing in this Section 6.8 shall be construed as restricting the ability of Parent and the Surviving Corporation and its Subsidiaries to establish such types and levels of compensation and benefits or to modify or terminate such compensation or benefits as they determine to be appropriate from time to time. Parent and the Surviving Corporation jointly and severally agree that the Surviving Corporation shall (i) credit directors, officers and employees of the Company and its Subsidiaries with any amounts paid by such persons toward applicable deductible amounts and copayment and deductible maximums for the calendar year under the medical and dental plans of the Company and its Subsidiaries prior to the transition to any new medical or dental program toward satisfaction of the applicable deductible amounts and copayment and deductible maximums under any such new medical or dental program that covers such directors, officers and employees; (ii) cause all benefits of directors, officers and employees under Benefit Plans vested and accrued, prior to the Effective Time to be provided to such directors, officers and employees in accordance with the terms of such Benefit Plans as in effect on the date hereof and (iii) become the "Employer" under the Deflecta-Shield Corporation Employee Profit Sharing and 401(k) Plan.

    SECTION 6.9 PURCHASER COMPLIANCE. Parent shall cause the Purchaser to timely perform and comply with all of its obligations under or related to this Agreement, including, without limitation, all obligations in or with respect to the Offer. Notwithstanding anything to the contrary contained in this Agreement, the stockholders of the Company are each third party beneficiaries of this
Section 6.9 and may seek relief for breach hereof individually and in their own name.

    SECTION 6.10   BEST EFFORTS.

    (a) Prior to the Closing, upon the terms and subject to the terms, provisions and conditions of this Agreement, the Purchaser and the Company (but in the case of the Company, not inconsistent with the fiduciary obligations of the Board of Directors of the Company as advised by outside legal counsel to the Company) agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

    (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any governmental authority or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or affiliate thereof receives a request for information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of permits are required as a result of execution of this Agreement or consummation of the transactions contemplated hereby, the Company will reasonably cooperate with Purchaser to effect such transfers.

    (c) No party shall wilfully perform any act which if performed, or wilfully omit to perform any act which if omitted to be performed, would prevent or excuse the consummation of the Offer and/or the Merger.

                                     ARTICLE VII

                                      CONDITIONS

    SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

    (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by the Delaware Law;

    (b) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect which prohibits consummation of the Merger; PROVIDED, HOWEVER, that each of the parties hereto shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered; and

    (c) The Purchaser shall have made the Offer and shall have accepted for payment the Shares tendered pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to announce and make the Offer or accept for payment Shares tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.


                                     ARTICLE VIII

                                     TERMINATION

    SECTION 8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval:

    (a) By mutual written consent of the Parent and the Company, in each case acting through its board of directors; or

    (b) (i) By Parent if the Offer shall have expired or been terminated in accordance with its terms without any Shares being purchased thereunder by the Purchaser, but only as a result of the occurrence of any of the events set forth in Annex I that shall not have resulted directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant by the Purchaser or Parent; or

         (ii) By the Company if any of the events specified in paragraph (a) of Annex I occurs prior to Purchaser's acceptance for payment of the Shares in the Offer; or

    (c) By either Parent or the Company if a U.S. Court shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the Offer and/or the Merger and such order, decree, ruling or other action shall have become final and nonappealable and shall not have resulted directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant by the Purchaser or Parent; or

    (d) By Parent if, without any material breach by Parent or the Purchaser of its representations, warranties or obligations under this Agreement or the Offer, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 30, 1998; or

    (e) By the Company if, without any material breach by the Company of its representations, warranties or obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 30, 1998; or

    (f) By the Company (i) if Parent or the Purchaser shall have breached in any material respect any material covenant or other agreement contained in this Agreement or if any representation or warranty of Parent or the Purchaser made in this Agreement shall fail to be true and correct as if made at such time in any material respect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten (10) business days of the receipt of written notice thereof; or (ii) to allow the Company to enter into an agreement in accordance with Section 5.3(b) hereof with respect to a Superior Proposal; or

    (g) By Parent, if prior to the time Purchaser is required to accept Shares for payment in the Offer, (i) the Company shall have breached in any material respect any material covenant or other agreement contained in this Agreement or
(ii) any representation or warranty of the Company made in this Agreement which is qualified as to Material Adverse Effect shall not be true and correct when made or as if made at such time or (iii) any other representation or warranty of the Company made in this Agreement shall not be true and correct when made or as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten (10) business days of the receipt of written notice thereof; or

    (h) By Parent, at any time prior to the time Purchaser is required to accept Shares for payment in the Offer, (i) if the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement or (ii) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive written agreement or written agreement in principle providing for a Takeover Proposal.

    SECTION 8.2    EFFECT OF TERMINATION.

    (a)  In the event of termination of this Agreement as provided in Section
8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made;

    (b) In the event of termination of this Agreement by either the Company, on one hand, or Parent and Purchaser on the other hand, as provided in Section 8.1, except as provided in Sections 8.2 (d) and (e), this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 8.2(c) hereof and (ii) nothing herein shall relieve Parent or Purchaser from liability for any breach of this Agreement, other than an immaterial breach, and nothing herein shall relieve the Company from liability for any willful and material breach of this Agreement. Without implication that the contrary would otherwise be true and notwithstanding anything to the contrary contained in this Section
8.2 or elsewhere in this Agreement, Section 6.9 shall survive any termination of this Agreement.

    (c) If (i) Parent shall have terminated this Agreement pursuant to Section 8.1(g) then the Company shall pay to Parent an amount, not in excess of $1,000,000, equal to the Purchaser's actual and reasonably documented out-of-pocket expenses (including without limitation, fees payable to all banks, investment banking firms and other financial institutions and their respective counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent, but specifically excluding any fees payable to Harvest Partners, Inc. (the "Expense Reimbursement Amount")) incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby. If (i) Parent shall have terminated this Agreement pursuant to Section 8.1(h) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(f)(ii), then the Company shall pay to Parent a termination fee (the "Termination Fee") of $2,300,000.
The Termination Fee and the Expense Reimbursement Fee shall be payable not later than one business day after the date of termination by wire transfer in accordance with the instructions set forth in Exhibit 8.2(c) attached hereto or to such other account as Parent may designate in writing to the Company. Upon payment of the fees required to be paid pursuant to this Section 8.2(c), the Company shall have no further obligation to Parent or the Purchaser, under this Agreement or otherwise; PROVIDED, FURTHER, that if the Company fails to pay promptly the amounts required pursuant to this Section 8.2(c) and in order to obtain such payment Parent or the Purchaser commences a suit which results in a final nonappealable judgment against the Company for such amounts, the Company shall pay to Parent or the Purchaser (i) the costs and expenses (including attorneys' fees) incurred by Parent or the Purchaser in connection with such suit and (ii) interest on all such amounts required to be paid at the rate announced by Citibank N.A. as its "reference rate" in effect on the date such amounts were required to be paid;

    (d) Each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

    (e) The obligations of Parent and Purchaser under Section 6.5 shall continue indefinitely notwithstanding any termination of this Agreement. This
Section 8.2 shall survive any termination of this Agreement and the Confidentiality Agreement will remain in full force and effect in the event of such termination.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

    SECTION 9.1 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made which reduces the amount or changes the form of consideration to be paid in the Offer or in any way adversely affects the rights of holders of the Shares without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

    SECTION 9.2 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any of the conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    SECTION 9.3 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Sections 6.5, 6.7, 6.8 and 6.9 and this Article IX, and, without limitation by the specific enumeration of the foregoing, each and every other agreement contained in this Agreement or any certificate or other document delivered pursuant to this Agreement and which contemplates performance after the Effective Time, shall survive the Merger. None of the representations, warranties and agreements (other than those agreements referred to in the previous sentence of this Section 9.3) contained in this Agreement or in any exhibit, disclosure schedule, certificate or other instrument delivered pursuant to this Agreement shall survive the earliest to occur of the Expiration Date, the Effective Time and the termination of this Agreement.

    SECTION 9.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by overnight courier (providing proof of delivery), postage prepaid or by facsimile (which is confirmed).

         if to Parent or the Purchaser:

         Lund International Holdings, Inc.
         911 Lund Boulevard
         Anoka,  Minnesota  55303
         Facsimile: (612) 576-4297

         with a copy to:

         Leonard Gubar, Esq.
         Reid & Priest LLP
         40 West 57th Street
         New York, New York  10019
         Facsimile: (212) 603-2001

         if to the Company:

         Deflecta-Shield Corporation
         1275 Sherman Drive
         Longmont,  Colorado  80502
         Facsimile: (303) 776-4723

         with a copy to:

         John E. Lowe, Esq.
         Peter Lieberman, Esq.
         Altheimer & Gray
         10 South Wacker Drive
         Suite 4000
         Chicago, Illinois  60606-7482
         Facsimile: (312) 715-4800

or to such other address as may have been designated in a prior notice. Notices shall be deemed to have been given when received.

    SECTION 9.5 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    SECTION 9.6 EXHIBITS, SCHEDULES AND ANNEXES. The Exhibits, Schedules and Annexes referred to in this Agreement shall be deemed to be an integral part of this Agreement as if fully rewritten herein. To the extent applicable, a disclosure set forth on any one such document will serve as a disclosure for purposes of all other such documents. Without limitation of the foregoing, any disclosure set forth in any section of the Company Letter shall serve as disclosure for purposes of all other applicable sections of the Company Letter and the related representations and warranties if it is reasonably evident that such disclosure also is applicable to such other sections of the Company Letter and the related representations and warranties. For purposes of this Agreement, including Annex I hereto, in addition to any other meaning attributed to it at law, the word "proximately" includes any event which is a substantial factor in causing the occurrence of another event.

    SECTION 9.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

    SECTION 9.8 GOVERNING LAW. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts made, executed and to be fully performed in such state by citizens of such state, without regard to conflict of laws principles.

    SECTION 9.9 PRONOUNS. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

    SECTION 9.10 TIME PERIODS. Unless otherwise provided herein, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; PROVIDED, HOWEVER, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

    SECTION 9.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

    SECTION 9.12 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations and prior agreements between the parties (other than those incorporated herein, including the Confidentiality Agreement) are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

    SECTION 9.13 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    SECTION 9.14 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Parent or the Company of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares of the Company validly tendered and accepted for payment pursuant to the Offer. Except for Sections 6.7, 6.8 and 6.9, and except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

    SECTION 9.15 FEES AND EXPENSES. Except as otherwise set forth in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the Offer and the Merger.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.



                             LUND INTERNATIONAL HOLDINGS, INC.



                             By:
                                ------------------------------
                                Name:
                                Title:



                             ZEPHYROS ACQUISITION CORPORATION



                             By:
                                ------------------------------
                                Name:
                                Title:



                             DEFLECTA-SHIELD CORPORATION



                             By:
                                ------------------------------
                                Name:
                                Title:

                                       ANNEX I
                                          TO
                             AGREEMENT AND PLAN OF MERGER


    CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and, subject to the terms of this Agreement, may terminate the Offer if (i) by the expiration date of the Offer, the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of this Agreement, and prior to the time for acceptance for payment for any such Shares, any of the following events shall occur and remain in effect other than as a result directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Purchaser or Parent;

    (a) there shall be instituted or pending any suit, action or proceeding by a Governmental Entity seeking to (i) make illegal or otherwise directly restrain or prohibit the making of the Offer, the acquisition of any Shares by the Purchaser pursuant to the Offer or the consummation of the Merger, (ii) restrain or prohibit Parent's or the Purchaser's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or, following consummation of the Offer or the Merger and as a result thereof, of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or, following consummation of the Offer or the Merger and as a result thereof, of Parent and its subsidiaries, taken as a whole, (iii) impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares to be acquired pursuant to the Offer on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or any of its subsidiaries or affiliates of any Shares to be acquired pursuant to the Offer.

    (b) there shall be any statute, rule, regulation, injunction, order or decree issued, promulgated, enacted, entered or enforced that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred (and the adverse effect of such occurrence shall be continuing for more than three business days) (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ National Stock Market (excluding any trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States federal or state authorities on the extension of credit by banks or other financial institutions, (iii) a commencement of a war directly involving the armed forces of the United States, a material commitment of the armed forces of the United States, or other international or national calamity directly involving the armed forces of the United States if, as a result of such war directly involving the armed forces of the United States, commitment of armed forces or calamity, banks generally stop lending funds for middle market acquisition transactions, but specifically other than in connection with increases in interest rates, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) the Company shall have (i) breached in any material respect any material covenant or other agreement contained in this Agreement, (ii) any representation or warranty of the Company made in this Agreement which is qualified as to Material Adverse Effect shall fail to be true and correct at any time prior to expiration of the Offer as if made at such time, or (iii) any other representation or warranty of the Company made in this Agreement shall fail to be true and correct at any time prior to expiration of the Offer as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten (10) business days of the receipt of written notice thereof;

    (e) this Agreement shall have been terminated in accordance with its terms;

    (f) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement; or

    (g) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive written agreement or agreement in principle providing for a Takeover Proposal.

    The foregoing conditions are for the sole benefit of the Parent and Purchaser other than the Minimum Condition and other than the termination of the Agreement in accordance with its terms and, other than the Minimum Condition and such termination, may be waived by the Purchaser, in whole or in part. The failure by the Purchaser, at any time, to exercise any of the foregoing rights shall not be deemed a waiver of any such rights; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Terms used in this Annex I but not defined herein shall have the meanings ascribed to such terms in the Agreement to which this Annex I is a part.



                                         A-2